EXHIBIT 99.1

                         CORAL PALM PLAZA JOINT VENTURE

                              FINANCIAL STATEMENTS

                        DECEMBER 31, 1997, 1996 and 1995



List of Financial Statements



       Independent Auditors' Report

       Balance Sheets - December 31, 1997 and 1996

       Statements of Operations-Years Ended December 31, 1997, 1996 and 1995

       Statements of Changes in Partners' Capital-Years Ended December 31,
         1997, 1996 and 1995

       Statements of Cash Flows-Years Ended December 31, 1997, 1996 and 1995

       Notes to Financial Statements










To the Partners
Coral Palm Plaza Joint Venture
Greenville, South Carolina



                          Independent Auditors' Report


We have audited the accompanying balance sheets of Coral Palm Plaza Joint Venture (the "Partnership") as of December 31, 1997 and 1996, and the related statements of operations, changes in partners capital and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Coral Palm Plaza Joint Venture as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.



                                               /s/ Imowitz Koenig & Co., LLP
                                                   Certified Public Accountants


New York, N.Y.
February 12, 1998



                         CORAL PALM PLAZA JOINT VENTURE

                                 BALANCE SHEETS
                                 (in thousands)

                                                                       December 31,
                                                                1997              1996
Assets
  Cash and cash equivalents                                   $   427          $   458
  Other assets                                                    652              613

  Investment properties:
   Land                                                         1,980            2,393
   Buildings and related personal property                      5,532            7,133
                                                                7,512            9,526
   Less accumulated depreciation                               (3,550)          (3,296)
                                                                3,962            6,230

                                                              $ 5,041          $ 7,301

Liabilities and Partners' Capital

  Accrued expenses and other liabilities                      $   366          $   468

Partners' Capital:
  Century Pension Income Fund XXIII                             3,111            4,557
  Century Pension Income Fund XXIV                              1,564            2,276
     Total partners' capital                                    4,675            6,833

                                                              $ 5,041          $ 7,301

                 See Accompanying Notes to Financial Statements


                         CORAL PALM PLAZA JOINT VENTURE

                            STATEMENTS OF OPERATIONS
                                 (in thousands)

                                                          Years Ended December 31,
                                                   1997             1996           1995
Revenues:
  Rental income                               $   706          $ 1,157         $  939
  Other income                                     33               26            717
Total revenues                                    739            1,183          1,656

Expenses:
  Operating                                       572              541            625
  General and administrative                        4               16             11
  Depreciation                                    254              250            217
  Provision for impairment
    of value                                    2,067               --             --
Total expenses                                  2,897              807            853

Net (loss) income                             $(2,158)         $   376         $  803

Allocation of net (loss) income:
  Century Pension Income Fund XXIII           $(1,446)         $   252         $  535
  Century Pension Income Fund XXIV               (712)             124            268
                                              $(2,158)         $   376         $  803

                 See Accompanying Notes to Financial Statements


                         CORAL PALM PLAZA JOINT VENTURE

                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
                 Years Ended December 31, 1997, 1996, and 1995
                                 (in thousands)

                                                   Century Pension       Century Pension
                                                  Income Fund XXIII     Income Fund XXIV    Total
Partners' capital at December 31, 1994              $ 4,339              $ 2,169           $ 6,508
  Net income for the year ended
    December 31, 1995                                   535                  268               803

  Distributions to partners                            (643)                (323)             (966)

Partners' capital at December 31, 1995                4,231                2,114             6,345

  Net income for the year ended
    December 31, 1996                                   252                  124               376

  Contributions from partners                            74                   38               112

Partners' capital at December 31, 1996                4,557                2,276             6,833

  Net loss for the year ended
    December 31, 1997                                (1,446)                (712)           (2,158)

Partners' capital at December 31, 1997              $ 3,111              $ 1,564           $ 4,675

                 See Accompanying Notes to Financial Statements


                         CORAL PALM PLAZA JOINT VENTURE

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                         Years Ended December 31,
                                                                        1997       1996      1995
Cash flows from operating activities:
Net (loss) income                                                    $(2,158)   $ 376     $   803
Adjustments to reconcile net (loss) income
 to net cash provided by operating activities:
  Depreciation                                                           254      250         217
  Amortization of lease commissions                                       39       37          32
  Provision for impairment of value                                    2,067       --          --
  Change in accounts:
   Other assets                                                          (78)    (226)        512
   Accrued expenses and other liabilities                               (102)     123        (499)
    Net cash provided by operating activities                             22      560       1,065

Cash flows from investing activities:
 Property improvements and replacements                                  (53)    (477)        (75)
   Net cash used in investing activities                                 (53)    (477)        (75)

Cash flows from financing activities:
 Joint venture partners'
   distributions paid                                                     --       --        (966)
 Contributions received from Partners                                     --      112          --
    Net Cash provided by (used in) financing activities                   --      112        (966)

Net (decrease) increase in Cash and Cash Equivalents                     (31)     195          24

Cash and Cash Equivalents at Beginning of Year                           458      263         239

Cash and Cash Equivalents at End of Year                             $   427    $ 458     $   263

                 See Accompanying Notes to Financial Statements


                         CORAL PALM PLAZA JOINT VENTURE
                         Notes To Financial Statements
                               December 31, 1997


NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization: Coral Palm Plaza Joint Venture (the "Partnership") is a general partnership organized in 1987 under the laws of the State of California to acquire Coral Palm Plaza, a shopping center located in Coral Springs, Florida. The General Partners are Century Pension Income Fund XXIII ("XXIII") and Century Pension Income Fund XXIV ("XXIV"), California limited partnerships affiliated through their General Partners.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amount reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents: Cash and cash equivalents include cash on hand and in banks, money market funds and certificates of deposit with original maturities of less than 90 days. At certain times, the amount of cash deposited at a bank may exceed the limit on insured deposits.

Tenant Security Deposits: The Partnership requires security deposits from lessees for the duration of the lease and such deposits are included in receivables and other assets. Deposits are refunded when the tenant vacates, provided the tenant has not damaged its space and is current on its rental payments.

Leases: The Partnership leases certain commercial space to tenants under various lease terms. The leases are accounted for as operating leases in accordance with Statement of Financial Accounting Standards ("SFAS") No. 13, "Accounting for Leases."

Some of the leases contain stated rental increases during their term. For leases with fixed rental increases, rents are recognized on a straight-line basis over the terms of the lease. This straight-line basis recognized approximately $28,000 and $119,000 more in rental income than was collected in 1997 and 1996, respectively. This amount will be collected in future years as cash collections under the terms of the leases exceed the straight-line basis of revenue recognition.

For all other leases, minimum rents are recognized over the terms of the leases.

Investment Properties: Investment properties are stated at cost. Acquisition fees are capitalized as a cost of real estate. The Partnership records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. The Partnership has determined that Coral Palm Plaza with a carrying amount of $6,029,000 was impaired and wrote its value down by $2,067,000 to reflect its fair value at December 31, 1997 of $3,962,000.

Depreciation: Depreciation is computed by the straight-line method over estimated useful lives ranging from four to thirty-nine years for buildings and improvements and related personal property.

Deferred Leasing Commission: Leasing commissions, which are included in other assets, are deferred and amortized over the lives of the related leases, which range from one to eleven years. At December 31, 1997 and 1996 deferred leasing commissions totaled $324,000 and $221,000 and accumulated amortization totaled $104,000 and $85,000, respectively.

Net Income (Loss) Allocation: Net income (loss) is allocated based on the ratio of each partner's capital contribution to the Joint Venture.

Income Taxes: Taxable income or loss of the Partnership is reported in the income tax returns of its partners. Accordingly, no provision for income taxes is made in the financial statements of the Partnership.

Reclassification: Certain reclassifications have been made to the 1996 and 1995 balances to conform to the 1997 presentation.

NOTE B - RELATED PARTY TRANSACTIONS

During 1997 and 1996, the Partnership paid property management fees totaling $31,000 and $23,000, respectively, to an affiliate of the General Partner.
These fees were allocated 66.67% to XXIII and 33.33% to XXIV, in accordance with the partnership agreement.

NOTE C - PROVISION FOR IMPAIRMENT OF VALUE

In December 1997, two significant tenants that had occupied 36,000 square feet (27% of leasable space) at Coral Palm Plaza moved out. The Partnership determined that, based on economic conditions at the time as well as projected future operational cash flows, a decline in value had occurred which was other than temporary. Accordingly, the property's carrying value was reduced to an amount equal to its estimated fair value and an impairment write down of $2,067,000 was recorded at December 31, 1997.

NOTE D - TERMINATION AGREEMENT WITH FORMER TENANT

In December 1994, the Partnership accepted a lease buy-out of $800,000 from a significant tenant that had occupied 27,000 square feet. The payment was received in 1995. During 1995, management re-leased all of the unoccupied space, on similar terms, and recognized the remaining portion of the lease buy-out in the amount of $699,000 as other income.

In October 1995, the Partnership accepted a lease buy-out and termination agreement with a former tenant at the Partnership's property. The $300,000 termination payment, has been deferred and is being amortized into income on a straight-line basis over the remaining three years of the former tenant's lease. Management is currently attempting to re-lease the space.

NOTE E - MINIMUM FUTURE RENTAL REVENUES

Minimum future rental revenues from operating leases having non-cancelable lease terms in excess of one year at December 31, 1997 are as follows:

            1998                     $1,043
            1999                      1,024
            2000                        943
            2001                        828
            2002                        759
            Thereafter                2,042
            Total                    $6,639


Rental revenue from one tenant was 22 percent, 12 percent and 20 percent of total rental revenues in 1997, 1996 and 1995, respectively. Rental revenue from another tenant was 13 percent, 12 percent and 19 percent of total rental revenues in 1997, 1996 and 1995, respectively.

Rental revenues included percentage and other contingent rentals of $33,000 and $59,000 in 1996 and 1995, respectively. There was not any percentage or contingent rental revenue in 1997.

Amortization of deferred leasing commissions totaled $39,000, $37,000 and $32,000 for the years ended December 31, 1997, 1996, and 1995, respectively.

NOTE F - REAL ESTATE AND ACCUMULATED DEPRECIATION

(dollar amounts in thousands)


                                             Initial Cost to Partnership

                                                                Buildings            Net Cost Capitalized
                                                               and Related         (written down) Subsequent
     Description       Encumbrances       Land              Personal Property           to Acquisition
Coral Palm Plaza
 Coral Springs,
  Florida               $  --           $ 5,009                 $11,046                   $(8,543)

                        Gross Amount at Which Carried
                             at December 31, 1997

                                   Buildings
                                  and Related               Accumulated       Year of        Date of       Depreciable
     Description       Land    Personal Property   Total    Depreciation   Construction    Acquisition      Life-Years
Coral Palm Plaza     $1,980      $5,532           $7,512    $3,550             1985           1/87       4 to 39 Years


Reconciliation of Real Estate and Accumulated Depreciation (in thousands)



Real Estate:
                                                    Years Ended December 31,
                                               1997           1996           1995
Balance at beginning of year                 $ 9,526        $ 9,049       $ 8,974
Property improvements                             53            477            75
Allowance for impairment of value             (2,067)            --            --
Balance at end of year                       $ 7,512        $ 9,526       $ 9,049

Accumulated Depreciation:

Balance at beginning of year                 $ 3,296        $ 3,046       $ 2,829
Additions charged to expense                     254            250           217
Balance at end of year                       $ 3,550        $ 3,296       $ 3,046


The aggregate cost of the real estate for Federal income tax purposes at December 31, 1997 and 1996, is approximately $17,098,000 and $17,044,000, respectively. Accumulated depreciation for Federal income tax purposes at December 31, 1997 and 1996, is approximately $3,678,000 and $3,324,000, respectively.